Filed Pursuant to Rule 433

Registration No. 333-180488

Subject to Completion

Preliminary Term Sheet dated October 25, 2012

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-13 of product supplement MITTS-5.

The estimated initial value of the notes at the time the terms of the notes are set will be less than the public offering price. See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (1) (2)	$0.20	$
Proceeds, before expenses, to BAC	$9.80	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co. November , 2012

Units $10 principal amount per unit CUSIP No. Bank of America Pricing Date* November     , 2012 Settlement Date* December     , 2012 Maturity Date* November     , 2015 *Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”) Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies Maturity of approximately three years Linked to a Basket of European Currencies (the “Exchange Rate Measure”), which measures the value of an investment in the Norwegian krone and the Swedish krona relative to the euro If the Underlying Currencies strengthen relative to the euro, the Exchange Rate Measure increases, and if the Underlying Currencies weaken relative to the euro, the Exchange Rate Measure decreases [105% to 125%] participation in increases in the Exchange Rate Measure 1-to-1 downside exposure to decreases in the Exchange Rate Measure, with up to 10% of your principal at risk All payments occur at maturity and are subject to the credit risk of Bank of America Corporation No periodic interest payments Limited secondary market liquidity, with no exchange listing Market Downside Protection

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Summary

The Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November     , 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes are linked to a Basket of European Currencies (the “Exchange Rate Measure”), which measures the value of an equally weighted investment in the Norwegian krone and the Swedish krona (each, an “Underlying Currency” and together, the “Underlying Currencies”), relative to the euro. If the Underlying Currencies strengthen relative to the euro, the Exchange Rate Measure increases, and if the Underlying Currencies weaken relative to the euro, the Exchange Rate Measure decreases.

The notes provide you with [105% to 125%] participation in increases in the Exchange Rate Measure. If the Exchange Rate Measure decreases, you may lose up to 10% of the principal amount of your notes. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Exchange Rate Measure. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Exchange Rate Measure. The economic terms of the notes (including the Participation Rate) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes will be greater than the estimated initial value of the notes determined immediately at the time the terms of the notes are set. This estimated initial value is expected to be between $9.58 and $9.65 per unit. The estimated initial value will be calculated shortly before pricing and will be set forth in the final term sheet made available to investors in the notes. For more information about the estimated initial value and the structuring of the notes, see “Structuring the Notes” on page TS-12.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately three years
Exchange Rate Measure:

A Basket of European Currencies, which measures the value of an equally weighted investment in the Norwegian krone and the Swedish krona, relative to the euro, based upon the Exchange Rate of each Underlying Currency.

Exchange Rates:	For each Underlying Currency, the number of units of that Underlying Currency for which one euro can be exchanged.
Initial Exchange Rates:	The Initial Exchange Rate for each Underlying Currency will be its Exchange Rate on the pricing date, as described on page TS-7.
Final Exchange Rates:	The Final Exchange Rate for each Underlying Currency will be its Exchange Rate on the calculation day, as described on page TS-7.
Starting Value:	The Starting Value of the Exchange Rate Measure will be set to 100.00 on the pricing date, as described on page TS-7.
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the Final Exchange Rate of each Underlying Currency, as described on page TS-7. The calculation day is subject to postponement in the event of a Non-Publication Event, as described on page TS-7.

Base Value:	$10.00 per unit
Participation Rate:	[105% to 125%]. The actual Participation Rate will be determined on the pricing date.
Minimum Redemption Amount:	$9.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Calculation Day:	The fifth scheduled business day immediately prior to the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-12.
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Currency Market Index Target-Term Securities®	TS-2

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement MITTS-5 dated August 8, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512344346/d393576d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-5. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Exchange Rate Measure will increase from the Starting Value to the Ending Value. In other words, you anticipate that the Underlying Currencies will strengthen relative to the euro from the pricing date to the calculation day.

▪	You are willing to risk a partial loss of principal and return if the Exchange Rate Measure decreases from the Starting Value to the Ending Value.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪

You believe that the Exchange Rate Measure will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return. In other words, you anticipate that the Underlying Currencies will weaken relative to the euro or that they will not sufficiently strengthen relative to the euro from the pricing date to the calculation day.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek a guaranteed return beyond the Minimum Redemption Amount.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Currency Market Index Target-Term Securities®	TS-3

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based upon a Participation Rate of 115% (the midpoint of the Participation Rate range of [105% to 125%]), and the Minimum Redemption Amount of $9.00 per unit. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Minimum Redemption Amount of $9.00 per unit, a hypothetical Participation Rate of 115%, and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Participation Rate, Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(1)		Total Rate of Return on the Notes
50.00		-50.00%	$9.000		-10.00%
60.00		-40.00%	$9.000		-10.00%
70.00		-30.00%	$9.000		-10.00%
80.00		-20.00%	$9.000		-10.00%
90.00		-10.00%	$9.000	(3)	-10.00%
95.00		-5.00%	$9.500		-5.00%
99.00		-1.00%	$9.900		-1.00%
100.00	(2)	0.00%	$10.000		0.00%
105.00		5.00%	$10.575		5.75%
110.00		10.00%	$11.150		11.50%
115.00		15.00%	$11.725		17.25%
120.00		20.00%	$12.300		23.00%
125.00		25.00%	$12.875		28.75%
130.00		30.00%	$13.450		34.50%
135.00		35.00%	$14.025		40.25%
140.00		40.00%	$14.600		46.00%
145.00		45.00%	$15.175		51.75%
150.00		50.00%	$15.750		57.50%

(1)	The Redemption Amount per unit is based on the hypothetical Participation Rate.

(2)	The Starting Value will be set to 100.00 on the pricing date.

(3)	The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

Currency Market Index Target-Term Securities®	TS-4

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80, or 80% of the Starting Value:

Starting Value:	100
Ending Value:	80

Redemption Amount (per unit) = the greater of (a) $10 –	[	$10 ×	(100.00 – 80.00)	]	= $8.00 and (b) $9.00 = $9.000 per unit
100.00

Example 2

The Ending Value is 95, or 95% of the Starting Value:

Starting Value:	100
Ending Value:	95

Redemption Amount (per unit) = the greater of (a) $10 –	[	$10 ×	(100.00 – 95.00)	]	= $9.50 and (b) $9.00 = $9.500 per unit
100.00

Example 3

The Ending Value is 130, or 130% of the Starting Value:

Starting Value:	100
Ending Value:	130

$10 +	[	$10 × 115% ×	(130.00 – 100.00)	]	= $13.450 Redemption Amount per unit
100.00

Currency Market Index Target-Term Securities®	TS-5

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-5, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪

Depending on the performance of the Exchange Rate Measure as measured shortly before the maturity date, you may not earn a return on your investment and you may lose up to 10% of your principal amount.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Changes in the Exchange Rates of the Underlying Currencies may offset each other.

▪

The public offering price you pay for the notes will exceed their estimated initial value. The estimated initial value of the notes that will be provided in the final term sheet is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes are set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value. This is due to, among other things, changes in the value of the Exchange Rate Measure, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-12. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in the euro and the Underlying Currencies) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value of the notes and their return and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the Exchange Rate Measure, which is affected by many complex factors outside of our control.

▪	The Exchange Rates could be affected by the actions of the governments of Norway, Sweden and the European Union.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current Exchange Rates.

▪	Suspensions or disruptions of market trading in one or more of the Underlying Currencies and the euro may adversely affect the value of the notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in any Underlying Currency.

▪	You should consider the tax consequences of investing in the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-5.

Currency Market Index Target-Term Securities®	TS-6

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

The Basket of European Currencies

The notes are designed to allow investors to participate in the movement of the Exchange Rate Measure. If the Exchange Rate Measure increases from its Starting Value to its Ending Value (that is, the Underlying Currencies strengthen relative to the euro), the notes provide upside participation at maturity.

The Exchange Rate Measure is designed to track the value of an equally weighted investment in the Norwegian krone and the Swedish krona, relative to the euro, based upon the Exchange Rate of each Underlying Currency. The Exchange Rate for each Underlying Currency will be the number of units of the Underlying Currency for which one euro can be exchanged. Accordingly, an increase in the Exchange Rate of an Underlying Currency means that that Underlying Currency has weakened relative to the euro (and the Exchange Rate Measure will decrease assuming the Exchange Rates of the other Underlying Currency remains the same); a decrease in the Exchange Rate of an Underlying Currency means that that Underlying Currency has strengthened relative to the euro (and the Exchange Rate Measure will increase assuming the Exchange Rates of the other Underlying Currency remains the same).

The Starting Value of the Exchange Rate Measure will be set to 100 on the pricing date.

The Ending Value will equal: 100 + 100 x (the sum of the Weighted Return for each Underlying Currency on the calculation day), rounded to two decimal places.

The “Weighted Return” for each Underlying Currency will be determined by the calculation agent as follows:

Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

The “Exchange Rate Weighting” with respect to each Underlying Currency will equal 50%, reflecting an equal weighting for each Underlying Currency.

For each Underlying Currency, the Initial Exchange Rate and the Final Exchange Rate will be its Exchange Rate on the pricing date or calculation day, as applicable, subject to postponement as described below, determined as follows:

•

Norwegian krone: the number of Norwegian kroner for which one euro can be exchanged, as reported by Reuters Group PLC (“Reuters”) on page ECB37 under “NOK”, or any substitute page thereto, at approximately 2:15 p.m. in Frankfurt, Germany.

•

Swedish krona: the number of Swedish kronor for which one euro can be exchanged, as reported by Reuters on page ECB37 under “SEK”, or any substitute page thereto, at approximately 2:15 p.m. in Frankfurt, Germany.

For an Underlying Currency, if the following events occur (each, a “Non-Publication Event”):

•	the Exchange Rate is not quoted on the applicable page indicated above on the pricing date (for purposes of determining the Initial Exchange Rate); or

•

the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the Exchange Rate is not quoted on the applicable page indicated above on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate for that Underlying Currency, as applicable, on the next applicable business day on which the Exchange Rate is so quoted.

However, in no event will the determination of the Exchange Rate for any Underlying Currency be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate).

If, following a Non-Publication Event and postponement as described above, the Exchange Rate for any Underlying Currency remains not quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate for that Underlying Currency, as applicable, will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that Underlying Currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return of that Underlying Currency and the Ending Value) in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for that Underlying Currency and any other information that it deems relevant.

The final term sheet will set forth the Initial Exchange Rate for each Underlying Currency and a brief statement of the facts relating to the determination of the Initial Exchange Rate for any Underlying Currency affected by a Non-Publication Event on the pricing date, if any. The Initial Exchange Rates and the Final Exchange Rates for any Underlying Currency that is not affected by a Non-Publication Event will be determined on the pricing date or the scheduled calculation day, as applicable.

Currency Market Index Target-Term Securities®	TS-7

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on hypothetical Initial Exchange Rates (based on the Exchange Rate of each Underlying Currency as reported on Bloomberg L.P. on October 19, 2012) and assuming hypothetical Final Exchange Rates for each Underlying Currency as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Norwegian krone	50.00%	7.3753	7.2278	1.02%
Swedish krona	50.00%	8.5715	7.2858	8.82%

The hypothetical Weighted Return for each Underlying Currency is determined as follows:

▪ Norwegian krone:	50.00% ×	(7.3753 – 7.2278)	= 1.02%
7.2278

▪ Swedish krona:	50.00% ×	(8.5715 – 7.2858)	= 8.82%
7.2858

In this case, each Underlying Currency has strengthened relative to the euro.

The hypothetical Ending Value would be 109.84, determined as follows:

100 + 100 x (sum of the Weighted Return for each Underlying Currency), rounded to two decimal places

100 + 100 x (1.02 + 8.82)%

100 + 100 x (9.84%) = 109.84

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Norwegian krone	50.00%	7.3753	7.7441	-2.38%
Swedish krona	50.00%	8.5715	9.4287	-4.55%

The hypothetical Weighted Return for each Underlying Currency is determined as follows:

▪ Norwegian krone:	50.00% ×	(7.3753 – 7.7441)	= -2.38%
7.7441

▪ Swedish krona:	50.00% ×	(8.5715 – 9.4287)	= -4.55%
9.4287

In this case, each Underlying Currency has weakened relative to the euro.

The hypothetical Ending Value would be 93.07, determined as follows:

100 + 100 x (sum of the Weighted Return for each Underlying Currency), rounded to two decimal places

100 + 100 x (– 2.38 – 4.55)%

100 + 100 x (-6.93%) = 93.07

Currency Market Index Target-Term Securities®	TS-8

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Historical Data on the Exchange Rates

The following tables show the high and low daily Exchange Rates for each Underlying Currency from the first quarter of 2007 through October 19, 2012. We obtained this historical data from Bloomberg L.P. As described above, the Exchange Rate for an Underlying Currency is expressed as the number of units of that Underlying Currency for which one euro can be exchanged. As a result, the “High” values represent the weakest that Underlying Currency was relative to the euro for the given quarter, while the “Low” values represent the strongest that Underlying Currency was relative to the euro for the given quarter.

Norwegian krone

The following table sets forth the high and low daily Exchange Rates for the Norwegian krone for the calendar quarters from the first quarter of 2007 through October 19, 2012.

	High	Low
2007
First Quarter	8.3795	8.0335
Second Quarter	8.1892	7.9414
Third Quarter	8.0243	7.6852
Fourth Quarter	8.1198	7.6470

2008
First Quarter	8.1311	7.8203
Second Quarter	8.1010	7.8124
Third Quarter	8.3715	7.9025
Fourth Quarter	10.0214	8.2780

2009
First Quarter	9.7192	8.5658
Second Quarter	9.1214	8.6407
Third Quarter	9.1172	8.4509
Fourth Quarter	8.5221	8.2716

2010
First Quarter	8.2811	7.9874
Second Quarter	8.1512	7.7048
Third Quarter	8.1614	7.8539
Fourth Quarter	8.2063	7.7900

2011
First Quarter	7.9652	7.6902
Second Quarter	7.9568	7.7459
Third Quarter	7.8966	7.5215
Fourth Quarter	7.8559	7.6637

2012
First Quarter	7.7453	7.4007
Second Quarter	7.6388	7.4904
Third Quarter	7.5173	7.2697
Fourth Quarter (through October 19, 2012)	7.4318	7.3655

Currency Market Index Target-Term Securities®	TS-9

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Swedish krona

The following table sets forth the high and low daily Exchange Rates for the Swedish krona for the calendar quarters from the first quarter of 2007 through October 19, 2012.

	High	Low
2007
First Quarter	9.3495	9.0244
Second Quarter	9.4379	9.1352
Third Quarter	9.3971	9.1544
Fourth Quarter	9.4870	9.1027

2008
First Quarter	9.4938	9.2982
Second Quarter	9.4738	9.2727
Third Quarter	9.7924	9.3516
Fourth Quarter	11.2041	9.6655

2009
First Quarter	11.6838	10.4674
Second Quarter	11.2362	10.4300
Third Quarter	11.0604	10.0713
Fourth Quarter	10.4992	10.1742

2010
First Quarter	10.2570	9.6727
Second Quarter	9.9209	9.5073
Third Quarter	9.6397	9.1174
Fourth Quarter	9.4020	8.9646

2011
First Quarter	9.0087	8.7085
Second Quarter	9.2500	8.8820
Third Quarter	9.3624	8.9292
Fourth Quarter	9.2825	8.9182

2012
First Quarter	8.9511	8.7531
Second Quarter	9.1513	8.7664
Third Quarter	8.7375	8.1821
Fourth Quarter (through October 19, 2012)	8.6737	8.4980

Currency Market Index Target-Term Securities®	TS-10

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

While historical information on the Exchange Rate Measure will not exist before the pricing date, the following graph shows the hypothetical monthly historical values of the Exchange Rate Measure from January 1, 2007 through September 30, 2012, based upon historical Exchange Rates of the Underlying Currencies as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2006 and the value of the Exchange Rate Measure as of the end of each month is based upon the Ending Value as of the end of that month, calculated as described in the section “The Basket of European Currencies” above. We obtained this historical data on the Exchange Rates for the Underlying Currencies from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

This historical data on the Exchange Rate Measure in the table and graph above is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth above is not an indication that the value of the Exchange Rate Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Exchange Rates.

Currency Market Index Target-Term Securities®	TS-11

Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Exchange Rate Measure. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable estimated maturity and is generally lower by an amount ranging from 0.25% to 0.50% per annum (equivalent to $0.07 to $0.15 per unit) at the time we commence the offering of our market-linked notes. This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically reduces the estimated initial value of the notes at the time the terms of the notes are set.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Exchange Rate Measure and the $10 per unit Original Offering Price. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Exchange Rate Measure, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.

The lower implied borrowing rate, the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes are set) being less than the public offering price for the notes. For further information, see “Risk Factors — General Risks Relating to MITTS” beginning on page S-13 and “Use of Proceeds” on page S-28 of product supplement MITTS-5.

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Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

•

Under this characterization and tax treatment of the notes, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule” with respect to a note without regard to cash, if any, received on the notes.

•

The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 1.2519% per annum (compounded semi-annually). The hypothetical comparable yield is our current estimate of the comparable yield based upon market conditions as of the date of this term sheet. It has been determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes as if the notes had been issued on December 6, 2012 and were scheduled to mature on November 30, 2015. This tax accrual table is based upon a hypothetical projected payment schedule per $10.0000 principal amount of the notes, which would consist of a single payment of $10.3793 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period per Unit	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period per Unit
From December 6, 2012 to December 31, 2012	$0.0087	$0.0087
From January 1, 2013 to December 31, 2013	$0.1256	$0.1343
From January 1, 2014 to December 31, 2014	$0.1272	$0.2615
From January 1, 2015 to November 30, 2015	$0.1178	$0.3793

Hypothetical Projected Redemption Amount = $10.3793 per unit of the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-5.

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Currency Market Index Target-Term Securities® Linked to a Basket of European Currencies, due November , 2015

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

“Market Index Target-Term Securities®” and “MITTS®” are our registered service marks.

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